GUARANTY OF RECOURSE OBLIGATIONS OF BORROWER

Springfield, Illinois

__________ ____, 20__

FOR VALUE RECEIVED, and to induce LEHMAN BROTHERS BANK, FSB, a federal stock savings bank, having its principal place of business at c/o Lehman Brothers, Inc., I000 West Street, Wilmington, Delaware 19801, Attention: John Herman (“Lender”), to lend to EVEREST HICKORY GLEN, LP, a Kansas limited partnership, having its principal place of business at c/o Everest Properties, 199 South Los Robles Avenue, Suite 200, Pasadena, California 91101 (“Borrower”), the principal sum of Nine Million and 00/100 Dollars ($9,000,000.00) (the “Loan”), evidenced by that certain promissory note in the original principal amount of Nine Million and 00/100 Dollars ($9,000,000.00) (the “Note”) and secured by the Security Instrument (as defined in the Note) and by certain other Loan Documents (as defined in the Note), the undersigned, SECURED INVESTMENT RESOURCES FUND, LP II, a Delaware limited partnership having an address at c/o Everest Properties, 199 South Los Robles Avenue, Suite 200, Pasadena, California 91 101 (hereinafter referred to as “Guarantor”) hereby absolutely and unconditionally guarantees to Lender the prompt and unconditional payment of the Guaranteed Recourse Obligations of Borrower (hereinafter defined). Capitalized terms used herein and not specifically defined herein shall have the respective meanings ascribed to those terms in the Security Instrument.

It is expressly understood and agreed that this is a continuing guaranty and that the obligations of Guarantor hereunder are and shall be absolute under any and all circumstances, without regard to the validity, regularity or enforceability of the Note, the Security Instrument, or the other Loan Documents, a true copy of each of said documents Guarantor hereby acknowledges having received and reviewed.

The term “Debt,” as used in this Guaranty, shall mean the principal sum evidenced by the Note and secured by the Security Instrument, or so much thereof as may be outstanding from time to time, together with interest thereon at the rate of interest specified in the Note and all other sums other than principal or interest which may or shall become due and payable pursuant to the provisions of the Note, the Security Instrument or the other Loan Documents.

The term “Guaranteed Recourse Obligations of Borrower,” as used in this Guaranty, shall mean all obligations and liabilities of Borrower set forth in subparagraphs (a) and (b) below for which Borrower shall be personally liable pursuant to the Note, the Security Instrument or the other Loan Documents:

(a)    any and all Losses (as hereinafter defined) imposed upon or incurred by or asserted against Lender and directly or indirectly arising out of or in connection with any of the following: (i) fraud or intentional misrepresentation by Borrower, its agents or principals, (ii) Borrower’s misapplication or misappropriation of (A) Rents received by Borrower after the occurrence of an Event of Default, (B) tenant security deposits or Rents collected in advance, or (C) insurance proceeds or condemnation awards, (iii) Borrower’s failure to pay Taxes, Insurance Premiums, Other Charges (except to the extent that sums sufficient to pay such amounts have been deposited in escrow with Lender pursuant to the terms of the

Security Instrument), charges for labor or materials or other charges that can create liens on the Property, provided that Guarantor’s liability under this clause (iii) shall not exceed an amount equal to the net operating income of the Property for the twelve (12) month period preceding the related failure to pay, less the amount of all Constant Monthly Payments (as defined in the Note) and required reserve payments made by Borrower in accordance with the Note, the Security Instrument and the other Loan Documents during such twelve (12) month period, (iv) Borrower’s failure to comply with the provisions of Sections 3.10, 5.9 or 16.1 of the Security Instrument, or (v) Borrower’s or any other Indemnitor’s failure to comply with the provisions of the Environmental Indemnity.

(b)        the entire Debt outstanding (i) in the event of Borrower’s default under Sections 4.2 or 8.2 of the Security Instrument, (ii) if the Property or any part thereof shall become an asset in (I) a voluntary bankruptcy or insolvency proceeding, or (2) an involuntary bankruptcy or insolvency proceeding (A) which is commenced by any member of the Borrowing Group or (B) in which any member of the Borrowing Group objects to a motion by Lender for relief from any stay or injunction from the foreclosure of the Security Instrument or any other remedial action permitted under the Note, the Security Instrument or the other Loan Documents, or (iii) if a court of competent jurisdiction holds that the granting, execution or delivery of the Security Instrument or any other Loan Documents is or constitutes a fraudulent conveyance under any bankruptcy, insolvency or fraudulent conveyance law or is otherwise voidable under any such laws.

The term “Losses” includes any and all claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages, losses, costs, expenses, diminutions in value, fines, penalties, charges, fees, expenses, judgments, awards, amounts paid in settlement, punitive damages, foreseeable and unforeseeable consequential damages, of whatever kind or nature (including but not limited to attorneys’ fees and other costs of defense).

Any indebtedness of Borrower to Guarantor now or hereafter existing (including, but not limited to, any rights to subrogation Guarantor may have as a result of any payment by Guarantor under this Guaranty), together with any interest thereon, shall be, and such indebtedness is, hereby deferred, postponed and subordinated to the prior payment in full of the Debt. Until payment in full of the Debt (and including interest accruing on the Note after the commencement of a proceeding by or against Borrower under the Bankruptcy Reform Act of 1978, as amended, 11 U.S.C. Sections 101 et seq., and the regulations adopted and promulgated pursuant thereto (collectively, the “Bankruptcy Code”) which interest the parties agree shall remain a claim that is prior and superior to any claim of Guarantor notwithstanding any contrary practice, custom or ruling in cases under the Bankruptcy Code generally), Guarantor agrees not to accept any payment or satisfaction of any kind of indebtedness of Borrower to Guarantor and hereby assigns such indebtedness to Lender, including the right to file proof of claim and to vote thereon in connection with any such proceeding under the Bankruptcy Code, including the right to vote on any plan of reorganization. Further, if Guarantor shall comprise more than one person, firm or corporation, Guarantor agrees that until such payment in full of the Debt, (a) no one of them shall accept payment from the others by way of contribution on account of any payment made hereunder by such party to Lender, (b) no one of them will take any action to exercise or enforce any rights to such contribution, and (c) if any of Guarantor should receive any payment, satisfaction or security for any indebtedness of Borrower to any of Guarantor or for any contribution by the others of Guarantor for payment made hereunder by the recipient to Lender, the same shall be delivered to Lender in the form received, endorsed or assigned as may be appropriate for application on account of, or as security for, the Debt and until so delivered, shall be held in trust for Lender as security for the Debt.

Guarantor agrees that, with or without notice or demand, Guarantor will reimburse Lender, to the extent that such reimbursement is not made by Borrower, for all expenses (including reasonable counsel fees) incurred by Lender in connection with the collection of the Guaranteed Recourse Obligations of Borrower or any portion thereof or with the enforcement of this Guaranty.

All moneys available to Lender for application in payment or reduction of the Debt may be applied by Lender in such manner and in such amounts and at such time or times and in such order and priority as Lender may see fit to the payment or reduction of such portion of the Debt as Lender may elect.

Guarantor hereby waives notice of the acceptance hereof, presentment, demand for payment, protest, notice of protest, or any and all notice of non-payment, non-performance or non-observance, or other proof, or notice or demand, whereby to charge Guarantor therefor.

Guarantor further agrees that the validity of this Guaranty and the obligations of Guarantor hereunder shall in no way be terminated, affected or impaired (a) by reason of the assertion by Lender of any rights or remedies which it may have under or with respect to either the Note, the Security Instrument, or the other Loan Documents, against any person obligated thereunder or against the owner of the Property, or (b) by reason of any failure to file or record any of such instruments or to take or perfect any security intended to be provided thereby, or (c) by reason of the release or exchange of any property covered by the Security Instrument or other collateral for the Loan, or (d) by reason of Lender’s failure to exercise, or delay in exercising, any such right or remedy or any right or remedy Lender may have hereunder or in respect to this Guaranty, or (e) by reason of the commencement of a case under the Bankruptcy Code by or against any person obligated under the Note, the Security Instrument or the other Loan Documents, or the death of any Guarantor, or (f) by reason of any payment made on the Debt or any other indebtedness arising under the Note, the Security Instrument or the other Loan Documents, whether made by Borrower or Guarantor or any other person, which is required to be refunded pursuant to any bankruptcy or insolvency law; it being understood that no payment so refunded shall be considered as a payment of any portion of the Debt, nor shall it have the effect of reducing the liability of Guarantor hereunder. It is further understood, that if Borrower shall have taken advantage of, or be subject to the protection of, any provision in the Bankruptcy Code, the effect of which is to prevent or delay Lender from taking any remedial action against Borrower, including the exercise of any option Lender has to declare the Debt due and payable on the happening of any default or event by which under the terms of the Note, the Security Instrument or the other Loan Documents, the Debt shall become due and payable, Lender may, as against Guarantor, nevertheless, declare the Debt due and payable and enforce any or all of its rights and remedies against Guarantor provided for herein.

Guarantor further covenants that this Guaranty shall remain and continue in full force and effect as to any modification, extension or renewal of the Note, the Security Instrument, or any of the other Loan Documents, that Lender shall not be under a duty to protect, secure or insure any security or lien provided by the Security Instrument or other such collateral, and that other indulgences or forbearance may be granted under any or all of such documents, all of which may be made, done or suffered without notice to, or further consent of, Guarantor.

With respect to any claim or action arising hereunder, Guarantor (a) irrevocably submits to the jurisdiction of the courts of the State in which the Property is located and the United States District Court located in the county in which the Property is located, and appellate courts from any thereof, (b) irrevocably waives any objection which it may have at any time to the laying on venue of any suit, action or proceeding arising out of or relating to this Guaranty brought in any such court, and (c) irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

This is a guaranty of payment and not of collection and upon any default of Borrower under the Note, the Security Instrument or the other Loan Documents, Lender may, at its option, proceed directly and at once, without notice, against Guarantor to collect and recover the full amount of the liability hereunder or any portion thereof, without proceeding against Borrower or any other person, or foreclosing upon, selling, or otherwise disposing of or collecting or applying against any of the mortgaged property or other collateral for the Loan. Guarantor hereby waives the pleading of any statute of limitations as a defense to the obligation hereunder.

All notices or other written communications hereunder shall be deemed to have been properly given (i) upon delivery, if delivered in person with receipt acknowledged by the recipient thereof, (ii) one (1) Business Day (defined below) after having been deposited for overnight delivery with any reputable overnight courier service, or (iii) three (3) Business Days after having been deposited in any post office or mail depository regularly maintained by the U.S. Postal Service and sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Guarantor	SECURED INVESTMENT RESOURCES FUND, LP II C/O Everest Properties 199 South Los Robles Avenue, Suite 200 Pasadena, California 91101
With a copy to:	Sonnenschein Nath & Rosenthal LLP One Metropolitan Square, Suite 3000 St. Louis, Missouri 63102 Attention: Jennifer A. Marler

If to Lender:	Lehman Brothers Bank, FSB 399 Park Avenue, 8th Floor New York, New York 10022Attention: John Herman
With a copy to:	NorthMarq Capital, Inc. 3500 American Boulevard West, Suite 500 Bloomington, Minnesota 55431-4435 Attention: Servicing Manager
And	Best & Flanagan LLP 225 South Sixth Street, Suite 4000 Minneapolis, Minnesota 55402-4690 Attention: Daniel R. Tyson

or addressed as such party may from time to time designate by written notice to the other parties. Either party by notice to the other may designate additional or different addresses for subsequent notices or communications.

Each reference herein to Lender shall be deemed to include its successors and assigns, to whose favor the provisions of this Guaranty shall also inure. Each reference herein to Guarantor shall be deemed to include the heirs, executors, administrators, legal representatives, successors and assigns of Guarantor, all of whom shall be bound by the provisions of this Guaranty.

If Guarantor is a partnership, the agreements herein contained shall remain in force and applicable, notwithstanding any changes in the individuals comprising the partnership, and the term “Guarantor,” as used herein, shall include any alternate or successor partnership, but any predecessor partnership and their partners shall not thereby be released from any liability. If Guarantor is a corporation or limited liability company, the agreements contained herein shall remain in full force and applicable notwithstanding any changes in the shareholders or members comprising, or the officers and directors or managers relating to, the corporation or limited liability company, and the term “Guarantor” as used herein, shall include any alternative or successor corporation or limited liability company, but any predecessor corporation or limited liability company shall not be relieved of liability hereunder.

Guarantor (and its representative, executing below, if any) has full power, authority and legal right to execute this Guaranty and to perform all its obligations under this Guaranty.

All understandings, representations and agreements heretofore had with respect to this Guaranty are merged into this Guaranty which alone fully and completely expresses the agreement of Guarantor and Lender.

This Guaranty may be executed in one or more counterparts by some or all of the parties hereto, each of which counterparts shall be an original and all of which together shall constitute a single agreement of Guaranty. The failure of any party hereto to execute this Guaranty, or any counterpart hereof, shall not relieve the other signatories from their obligations hereunder.

This Guaranty may not be modified, amended, waived, extended, changed, discharged or terminated orally or by any act or failure to act on the part of Lender or Borrower, but only by an agreement in writing signed by the party against whom enforcement of any modification, amendment, waiver, extension, change, discharge or termination is sought.

This Guaranty shall be deemed to be a contract entered into pursuant to the laws of the State where the Property is located and shall in all respects be governed, construed, applied and enforced in accordance with applicable federal law and the laws of the State where the Property is located, without reference or giving effect to any choice of law doctrine.

GUARANTOR HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, WHETHER IN CONTRACT, TORT OR OTHERWISE, RELATING DIRECTLY OR INDIRECTLY TO THE LOAN, THE APPLICATION FOR THE LOAN, THIS GUARANTY, THE NOTE, THE SECURITY INSTRUMENT OR THE OTHER LOAN DOCUMENTS OR ANY ACTS OR OMISSIONS OF LENDER, ITS OFFICERS, EMPLOYEES, DIRECTORS OR AGENTS IN CONNECTION THEREWITH.

REMAINING PAGE LEFT INTENTIONALLY BLANK

IN WITNESS WHEREOF, Guarantor has duly executed this Guaranty as of the date first above set forth.

SECURED INVESTMENT RESOURCES FUND, LP II, a Delaware limited partnership
By:	Millenium Management, LLC, a California limited liability company its general partner

By:	/S/ CHRISTOPHER K. DAVIS
Its:	Christopher K. Davis Vice President and General Counsel